EXHIBIT 99.1

The 500 Group, LLC
22 Harvest Drive
Scarsdale, NY 10583
(516) 487-6467

August 9, 2007

Chairman of the Board
PubliCARD, Inc.
1 Rockefeller Plaza, 14th Fl.
New York, NY 10020

Re: Proposal to Fund Plan of Reorganization

Dear Sir:

The 500 Group, LLC (the “500 Group”), an entity controlled by Joseph E. Sarachek, proposes to fund a plan of reorganization for PubliCARD, Inc. (“PubliCARD”), a Pennsylvania corporation currently in a Chapter 11 bankruptcy proceeding in the United States Bankruptcy Court for the Southern District of New York.

The principal terms of the Transaction subject to this proposal are outlined below:

1. The Transaction. The 500 Group will arrange a purchase of 90% of the stock of PubliCARD. The existing preferred shareholders will convert their shares to common stock. The existing common stock will undergo a 100 to 1 split. All shareholders with less than 100 shares will receive no recovery. Based on our review, post-reorganization, the common shareholders will number approximately 1400. The common shareholders will own 10% of the public stock.

2. Funding. The 500 Group will provide $150,000 in cash for payment of administrative, priority, and unsecured creditors. $350,000 shall remain in PubliCARD to insure that post-confirmation the Company is a viable entity.

	Amount	Treatment
Admin	60,000	paid in full
Priority - Pa, NYS, IRS	30,000	30,000
Unsecured	300,000	60,000
Preferred	465	require them to convert
Common	24,000,000	100 to 1 split/provide 10% to common

2. Financing. We anticipate initially financing the Transaction with approximately 100% equity capital which will be invested by The 500 Group.

3. Continued Operations. Prior to closing, PubliCARD will continue to manage and operate all aspects of the Company in the ordinary course in a manner consistent with past practice.

4. Break-up Fee. To induce The 500 Group to pursue the Transaction contemplated hereby and to incur the costs and expenses required to complete the proposed acquisition, from the effective date hereof through the earlier of a plan of reorganization is confirmed by the Bankruptcy Court., the Company hereby agrees that if a higher and better offer is made and consummated by another party, PubliCARD shall pay to The 500 Group a break up fee reimbursing it for all its costs and expenses, including legal fees.

5. Approvals. This letter is subject to approval by the Bankruptcy Court. Please indicate agreement with the foregoing by signing below. This letter will become effective as of the latest date accompanying the signatures. This letter may be signed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one instrument.

We look forward to working with you to close the Transaction as expeditiously as possible. Please call me at (212) 265-7013 if you have any questions about our proposal.

Sincerely,

The 500 Group, LLC

Joseph E. Sarachek
Managing Partner

Agreed to and Accepted by:

PubliCARD, Inc.

By:
Its: Date:

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